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                      February 26, 2021

       Thomas Amell
       Chief Executive Officer
       Pioneer Bancorp, Inc.
       652 Albany Shaker Road
       Albany, New York 12211

                                                        Re: Pioneer Bancorp,
Inc.
                                                            Form 10-Q filed May
14, 2020
                                                            Response Dated
September 29, 2020
                                                            File No. 001-38991

       Dear Mr. Amell:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Finance
       cc:                                              Patrick J. Hughes -
Chief Financial Officer